Exhibit 4.12

English Translation

Tieling Commercial Bank

Contract Number: [Not disclosed in this translation]

Loan Contract

The Borrower: China Northeast Logistics City Co., Ltd.

The Lender: Tieling Commercial Bank Co., Ltd., Guangxin Branch

2 AUG 2010

Due to funding needs, The Borrower submitted a loan application to the Lender and the Lender agrees to grant the loan to the Borrower. In order the specify the rights and obligations of both the Lender and the Borrower, this Contract is made, which is agreed by both parties unanimously, in accordance with the Contract Law of the People’s Republic of China, the General Provisions of Loans of the People’s Republic of China and other relevant laws and regulations.

Paragraph 1.     The Amount, Purpose and Term of the Loan

1.1	Amount of the loan: Renminbi (Word) Eighty Million, (Number) 80,000.000.

1.2	Purpose of the loan: Funding for construction of project

1.3	Term of the loan: 36 months

1.3.1	Term of the loan from 2 Aug 2010 and until 1 Aug 2013.

1.3.2	The actual draw down date of the loan shall be based on the date of the draw down letter, which forms an integral part of this Contract, and has equal legal effect as this Loan Contact.

Paragraph 2.     Interest Rate and Interest Calculation of the Loan

2.1	The interest rate under this Contract shall be fixed at a rate of 5.85 of a thousandth per month, and is set in accordance with relevant rules and regulations of the PRC.

2.2	The interest on the loan borrowed under this contract shall be calculated, from the date when the funding is released by the Lender, on a daily basis and settled on monthly (or quarterly) basis. The settlement date of loan interest shall be on the 20th day of the month (or of last month of each quarter).

2.3	In the event that the loan has not been used by the Borrower for purposes not as agreed in this contract, any portion of misused funds shall be subjected to a penalty interest rate of 100% over the interest rate stipulated in this Contract for the period in which such portion of fund is used. In the event that such penalty interest rate is adjusted by relevant authorities, the penalty rate applied to this Contract should be the higher of the penalty rate or the penalty rate as adjusted by relevant authorities. In the event that evidence of the period for which and amount of the misused funds have not provided by the Borrower, the entire loan principal will be subject to the penalty interest from the date of draw down.

2.4	In the event that the Borrower fails to repay the loan principal and interest on schedule as agreed in this Contract, the overdue principal and interest shall be subject to an additional penalty interest rate of 50% over the interest rate stipulated in this Contract. In the event that such penalty interest rate is adjusted by relevant authorities, the penalty rate applied to this Contract should be the higher of the penalty rate or the penalty rate as adjusted by relevant authorities.

2.5	Where the Borrower fails to make its interest payment as agreed in this Contract, the Lender shall charge the Borrower such overdue interest at the interest rate as stipulated in this Contract on a compound basis.

Paragraph 3.     Payment Method

3.1	The Borrower shall open an interest payment bank account with the Lender and shall make sufficient funds available for interest payable on or before date of settlement and the Lender shall directly deduct the interest from such interest payment account. In the case of insufficient funds, the Lender shall have the right to directly deduct and collect the interest payment due from the Borrower from any other bank accounts opened by the Borrower with the Lender.

3.2	Upon the maturity of this Contract, the Borrower shall settle the loan principal and interest on the due date. In the case where the Borrower fails to repay the principal and interest when due, the Lender shall have the right to directly deduct the overdue principal and interest from any bank accounts opened by the Borrower with the Lender.

English Translation

Tieling Commercial Bank

Paragraph 4.     Early repayment

4.1	With the consent of the Lender, the Borrower may make early repayment of the loan, and calculate interest using the interest rate as stipulated in this Contract and the actual period for which the loan is outstanding.

Paragraph 5.     Guarantee

5.1	The principal, interest, fees arising from penalty and costs arising from the affirmation of the entitlement of the loan under this Contract shall be guaranteed by The China Northeast Logistics City and Mr. Cheng Chung Hing (the Guarantors) by way of pledge of assets and guarantee, which are to be entered into under separate “Guarantee Contracts” with Contract numbers: [Not disclosed], [Not disclosed] and [Not disclosed] entered into between the Guarantors and the bank.

5.2	In the case of any event stipulated in the “Guarantee Contracts” occurs, which in the Lender opinion may affect the capacity of Guarantors to act as a guarantor, the Borrower shall have the obligation to provide new guarantees which satisfy the requirements of the Lender.

Paragraph 6.     Representations and Undertakings

6.1	In the case where the Borrower is a body corporate, should be incorporated in accordance with laws and independent legal entity, the legal representatives of the Borrower who entered into this Contract with the Lender and provided relevant documents on behalf of the Borrow shall have a legally valid authorization from the Borrower. In the case where the Borrower is an individual, he or she should be a legally capable person.

6.2	All information and documents (including but not limited to accounting information) provided by the Borrower under this Contract to the Lender are factual and reliable. Subsequent to the latest financial report date, there are no event occurred which has a negative impact on the Borrower’s operations.

6.3	The Borrower shall not forfeit any debts fall due to the Borrower and shall not dispose of its own assets in such a way that will jeopardize the interest of the Lender, and shall not early settle any long-term debts.

6.4	Provide to the Lender, on a timely basis, all documents requested by the Lender (include Balance Sheet, Income Statement, Cash Flow Statement, and bank names, account numbers and outstanding balance of all banks the Borrower has accounts with), and to cooperate with the Lender on any investigations, examinations and inspections regarding the production, operation, finance matters that are associated to the loan.

6.5	Unless otherwise agreed by the Lender, the Borrower shall not change the contents of its article of association, registered capital and scope of business, and the shareholders of the Borrower shall not enter into any equity transfer and investment transfer activities.

6.6	The Borrower shall not provide to any third party with any guarantee that may have adverse effect on the financial conditions of the Borrower and on the obligations of the Borrower under this Contract.

6.7	Any documents sent by the Lender to the Borrower shall be the address set out in this Contract.

6.8	Upon the maturity of this Contract, should the Borrower fail to execute the obligations stipulated in this Contract, the Borrow voluntarily accepts a forcible execution of such obligations.

Paragraph 7.     Notification Obligations of the Borrower

7.1	Prior to the full settlement of the loan obtained under this Contract, the Borrower shall inform the Lender promptly due to occurrence of any of the following:

7.1.1	Change of operational model, including but not limited to, any forms of sub-contracting, leasing, merger, spin-off, capital reforms, co-operation, joint venture with foreign investment enterprise or any other forms;

7.1.2	Change of operation scope, registered capital and change of ownerships;

7.1.3	Situation, which under objective consideration, may jeopardize the safeguarding of the loan, including significant litigation, deterioration in operations and financial conditions;

7.1.4	Bankruptcy, termination of business, dissolution, forced suspension of operation, revocation and deregistration of business license; and

7.1.5	Changes in the legal representatives, contact address and contact number registered in this Contract.

7.2	In the case of the events in paragraphs 7.1.1 and 7.1.2, the Borrower shall inform the Lender 30 days in advance of the events. In the case the events in the remainder of paragraph 7, the Borrower shall inform the Lender in writing within 7 days from the date of occurrence, and shall guarantee the capacity to settle the repayment of the principal and interest of loan.

English Translation

Tieling Commercial Bank

Paragraph 8.     Contract Variation

8.1	Should the Borrower requires an extension of the term of the loan, the Borrower shall submit an application to the Lender at least 7 days prior to the maturity of this Contract and extension should not be effective until a written approval is provided by the Lender.

8.2	Should either of the Borrower or the Lender wishes to amend the terms of this Contract, they should inform the other party in writing. A written agreement must be unanimously concluded between both parties.

8.3	Any variation or amendment of this Contract which has been agreed by the Borrower and the Lender must also be agreed upon by the Guarantors in writing.

Paragraph 9.     Early Withdrawals of the Loan from the Lender

9.1	The Lender shall have the right to early withdraw part of or all of the loan at the occurrence of any of the following:

9.1.1	The Borrower engages in illegal activities with the loan;

9.1.2	The Borrower does not use the loan obtained for the designated purposes as agreed in this Contract;

9.1.3	The Borrower does not settle the interest on or before due date of scheduled payment date;

9.1.4	Occurrence events stated in paragraph 5.2, and the Borrower fails to provide guarantee required by the Lender;

9.1.5	The Borrower is in breach of terms in paragraph 6 in this Contract;

9.1.6	The Borrower is in breach of undertakings in paragraph 7;

9.1.7	The Borrower assigns any rights and obligations under this Contract to a third party without the consent of the Lender;

9.1.8	The Guarantors are in breach of terms agreed in the Guarantee Contracts;

9.1.9	Any affiliates or major shareholders related to the Borrower in breach of other contracts which the Lender is a party thereto; and

9.1.10	Legal representatives of the Borrower commit crimes.

9.2	Notification from the Lender to the Borrower on early withdrawal of the loan is not required, the Lender may directly deduct the loan principal and interest outstanding from the bank accounts of the Borrower or the Guarantors. The Lender may also apply to a court for forcible execution of the repayment or for civil action.

9.3	Portion of the loan and interest that remained uncollectible is deemed overdue, and shall be charged at interest rate equal to overdue interest rate from the date the Lender notified the Borrower, or the date on which the Lender apply to the court for forcible execution or civil action, until the date of full settlement.

Paragraph 10.     Event of Defaults

10.1	An event of default has occurred in paragraph 7 agreed in this Contract by the Borrower, penalty payment is subjected to the interest rate at [Blank] of ten-thousandth per day of the interest rate agreed in this Contract.

Paragraph 11.     Resolution of Disputes

11.1	All disputes arising from the execution of this Contract should be first attempting to resolve by negotiation. Should such negotiation fail, any party may resolve such disputes by taking legal proceedings at the People’s Court in the locality of the Lender.

Paragraph 12.     Other Terms

12.1	[Blank]

English Translation

Tieling Commercial Bank

12.2	[Blank]

Paragraph 13.     Validity of Contract

13.1	This Contract shall become effective upon the seal of stamp and signing by the legal representatives of both parties to the Loan.

13.2	This Contract shall be terminated in the event of the full settlement of the loan principal, interest, penalty that may arise or/and costs arising from the affirmation of the entitlement of the loan.

Paragraph 14.     Appendices

14.1	Any circumstance do not included in this Contract shall refer to the relevant laws and regulations of the PRC.

14.2	This Contract contains [Blank] copies, with one copy each for [Blank] and [Blank].

The Borrower: Stamped with a Seal of China Northeast Logistics City Co., Ltd.

Authorised Signature: Cheng Chung Hing

Address: China Northeast Logistics City, Administration Building, Zhuanshi Road, Xincheng District, Tieling City, Liaoning Province, PRC.

Name of Bank: Tieling Commercial Bank Co., Ltd., Guangxin branch

Bank Account: [Not disclosed in the translation]

Phone Number: [Not disclosed in the translation]

Fax Number: [Not disclosed in the translation]

Mobile Number:

Postal Code: 112000

The Lender: Stamped with a Seal of Tieling Commercial Bank Co., Ltd., Guangxin branch

Authorised Signature:

Address: 32 Guangyu Street

Phone Number: [Not disclosed in the translation]

Fax Number: [Not disclosed in the translation]

Postal Code: 112000

Date: 2 Aug 2010

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